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                                                                     Exhibit 2.2

                              AMENDMENT No. 1 TO
                               RIGHTS AGREEMENT

          THIS AMENDMENT No. 1 (the "Amendment"), dated as of May 5, 1998, is between NATIONAL SURGERY CENTERS, INC., a Delaware corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK, as Rights Agent (the "Rights Agent").


                                   Recitals
                                   --------

          A. The Company and the Rights Agent are parties to a Rights Agreement dated as of December 22, 1997 (the "Rights Agreement").

          B. HealthSouth Corporation, a Delaware corporation ("Merger Partner"), Field Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Merger Partner ("Merger Sub"), and the Company propose to enter into an Plan and Agreement of Merger dated as of May 5, 1998 (the "Merger Agreement") pursuant to which the Company will be merged with and into Merger Sub, with the Merger Sub as the surviving corporation (the "Merger").

          C. Pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and certain other matters, and the Company and the Rights Agent desire to evidence such amendment in writing.

          Accordingly, the parties agree as follows:

          1. Amendment of Section l(a). Section l(a) of the Rights Agreement is amended by inserting the following at the end of Section l(a):

          "In addition, notwithstanding anything in this Rights Agreement to the contrary neither HealthSouth Corporation, a Delaware corporation ("Merger Partner"), Field Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Merger Partner ("Merger Sub"), nor any Affiliate or Associate of Merger Partner or Merger Sub, shall be deemed to be an Acquiring Person by virtue of the Agreement and Plan of Merger, to be entered into as of May 5, 1998, between the Company, Merger Partner and Merger Sub, as it may be amended or supplemented from time to time in accordance with its terms (the "Merger Agreement"), or by virtue of any of the transactions contemplated by the Merger Agreement, including without limitation, the publication or other announcement of the Merger in accordance with Section 7.7 of the Merger Agreement.

          2. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:


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          "Notwithstanding the foregoing or anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of the execution, consummation or public announcement of the Merger Agreement or by virtue of any of the transactions contemplated by the Merger Agreement."

          3. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is amended in its entirety to read as follows:

          (a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths (1/l000ths) of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the close of business on December 17, 2007 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged pursuant to Section 24 hereof or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger contemplated by and in accordance with the terms of the Merger Agreement (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the "Expiration Date").

          4. Amendment of Section 13. Section 13 of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section:

          "Notwithstanding the foregoing, this Section 13 shall not apply to the Merger or as a result of the execution and delivery of the Merger Agreement or the transactions contemplated thereby."

          5. Effectiveness. This Amendment shall be deemed effective as of May 5, 1998, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          6. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such Delaware applicable to contracts to be made and performed entirely within such Delaware. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms,

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provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                                 *  *  *  *  *

     EXECUTED as of the date first set forth above.

                                        NATIONAL SURGERY CENTERS, INC.
                                        a Delaware corporation

     Attest:

     /s/ Bryan S. Fisher                /s/ E. Timothy Geary
     ----------------------------       ----------------------------
     Name:  Bryan S. Fisher             Name:  E. Timothy Geary
     Title: Secretary                   Title: President

                                        HARRIS TRUST AND SAVINGS BANK,
     Attest:                            as Rights Agent

     /s/ Tod C. Shafer                  /s/ Edward Gurgel
     ----------------------------       ----------------------------
     Name: Tod C. Shafer                Name: Edward Gurgel
     Title: Vice President              Title: Trust Officer


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